As filed with the Securities and Exchange Commission on June 4, 2015

Registration No. 333-203599

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 2
TO
FORM S-1

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

ELECTRUM SPECIAL ACQUISITION CORPORATION

British Virgin Islands	6770	N/A
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

c/o The Electrum Group LLC
700 Madison Avenue, 5th Floor
New York, NY 10065
(646) 365-1600

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Eric N. Vincent, Chief Executive Officer
Electrum Special Acquisition Corporation
c/o The Electrum Group LLC
700 Madison Avenue, 5th Floor
New York, NY 10065
(646) 365-1600

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Alan I. Annex, Esq. Jason T. Simon, Esq. Greenberg Traurig, LLP 200 Park Avenue New York, New York 10166 (212) 801-9200	Douglas S. Ellenoff, Esq. Stuart Neuhauser, Esq. Ellenoff Grossman & Schole LLP 1345 Avenue of the Americas New York, NY 10105 (212) 370-1300

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company ☐
(Do not check if a smaller reporting company)

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

The purpose of this Amendment No. 2 to the Registration Statement under the Securities Act of 1933, as amended, on Form S-1 (File No. 333-203599) is to file additional exhibits and amend and restate the list of exhibits set forth in Item 16 of Part II of the Registration Statement. Accordingly, this Amendment No. 2 consists only of the facing page, this explanatory note, the signature pages to the Registration Statement and the filed exhibits. The prospectus and financial statements are unchanged and have been omitted.

1

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The estimated expenses payable by us in connection with the offering described in this registration statement (other than the underwriting discount and commissions) will be as follows:

SEC Registration Fee	20,045
FINRA filing fee	26,375
Accounting fees and expenses	45,000
Nasdaq listing fees	75,000
Printing and engraving expenses	55,000
Directors & Officers liability insurance premiums	125,000	(1)
Legal fees and expenses	340,000
Miscellaneous	38,580	(2)
Total	$725,000

(1)	This amount represents the approximate amount of director and officer liability insurance premiums the registrant anticipates paying following the consummation of its initial public offering and until it consummates a business combination.
(2)	This amount represents additional expenses that may be incurred by the Company in connection with the offering over and above those specifically listed above, including distribution and mailing costs.

Item 14. Indemnification of Directors and Officers.

British Virgin Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the British Virgin Islands Court to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our memorandum and articles of association provide that, subject to certain limitations, the company shall indemnify its directors and officers against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred in connection with legal, administrative or investigative proceedings. Such indemnity only applies if the person acted honestly and in good faith with a view to the best interests of the company and, in the case of criminal proceedings, the person had no reasonable cause to believe that their conduct was unlawful.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is theretofore unenforceable.

Item 15. Recent Sales of Unregistered Securities.

(a) During the past three years, we sold the following ordinary shares without registration under the Securities Act:

Name	Number of Shares
ESAC Holdings LLC	3,750,000
David W. Peat	23,000
Thomas A. Ronzetti III	23,000
Marc S. Goodman	23,000
Diana J. Walters	23,000
Ospraie Partners LLC	346,385

The shares sold to ESAC Holdings LLC were issued in December 2014 and the remainder of such shares were issued in April 2015, in each case in connection with our organization pursuant to the exemption from registration contained in Section 4(2) of the Securities Act as they were sold to an accredited investor. The shares issued to the entity and persons above were sold for an aggregate offering price of $27,932 at a purchase price of approximately $0.007 per share.

In addition, the Company’s sponsor and its designees and Ospraie Partners LLC have committed to purchase an aggregate of 12,450,000 private warrants from the Company on a private placement basis simultaneously with the consummation of this offering, for an aggregate purchase price of $6,225,000. These issuances will be made pursuant to the exemption from registration contained in Section 4(2) of the Securities Act.

No underwriting discounts or commissions were paid with respect to such sales.

Item 16. Exhibits and Financial Statement Schedules.

(a) The following exhibits are filed as part of this Registration Statement:

Exhibit No.	Description
1.1	Form of Underwriting Agreement.*
1.2	Form of Advisory Services Agreement with Brock Securities.
3.1	Memorandum and articles of association.**
3.2	Form of Amended and restated memorandum and articles of association.
4.1	Specimen Unit Certificate.
4.2	Specimen Ordinary Share Certificate.
4.3	Specimen Warrant Certificate.
4.4	Form of Warrant Agreement among the Registrant and Continental Transfer & Trust Company.
5.1	Form of Opinion of Ogier.
5.2	Form of Opinion of Greenberg Traurig, LLP.
10.1	Form of Letter Agreement among the Registrant, Ospraie Partners LLC, Electrum Strategic Opportunities Fund L.P. and each of the Registrant’s Officers, Directors and Sponsor.
10.2	Form of Investment Management Trust Agreement between Continental Stock Transfer & Trust Company and the Registrant.
10.3	Form of Letter Agreement between The Electrum Group LLC and Registrant regarding administrative support.
10.4	Form of Promissory Note issued to the Sponsor.
10.5	Form of Registration Rights Agreement between the Registrant and the Sponsor.
10.6	Subscription Agreement, dated December 12, 2014, between the Registrant and the Sponsor.
10.7	Form of Private Placement Warrants Purchase Agreement
10.8	Subscription Agreement, dated April 22, 2015, between the Registrant and David W. Peat.
10.9	Subscription Agreement, dated April 22, 2015, between the Registrant and Ospraie Partners LLC.
10.10	Subscription Agreement, dated April 22, 2015, between the Registrant and Thomas A. Ronzetti III.
10.11	Subscription Agreement, dated April 22, 2015, between the Registrant and Marc S. Goodman.
10.12	Subscription Agreement, dated April 22, 2015, between the Registrant and Diana J. Walters.
14	Code of Ethics.
23.1	Consent of WithumSmith+Brown, PC.**
23.2	Consent of Ogier (included in Exhibit 5.1).
23.3	Consent of Greenberg Traurig, LLP (included in Exhibit 5.2).
24	Power of Attorney (included on signature page of this Registration Statement).**

Exhibit No.	Description
99.1	Consent of David W. Peat.**
99.2	Consent of Dwight W. Anderson.**
99.3	Consent of Thomas A. Ronzetti III.**
99.4	Consent of Marc S. Goodman.**
99.5	Consent of Diana J. Walters.**
99.6	Form of Audit Committee Charter.
99.7	Form of Compensation Committee Charter.
99.8	Form of Nominating Committee Charter.

*	To be filed by amendment.
**	Previously filed.

Item 17. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i. To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

ii. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

iii. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That for the purpose of determining any liability under the Securities Act of 1933 in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(5) That for the purpose of determining liability under the Securities Act of 1933 to any purchaser, if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(b) The undersigned hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(d) The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in New York, New York, on the 4th day of June, 2015.

ELECTRUM SPECIAL ACQUISITION CORPORATION

By:	/s/ Eric N. Vincent Name: Eric N. Vincent Title: Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Position	Date
/s/ Thomas S. Kaplan Thomas S. Kaplan	Chairman of the Board	June 4, 2015
/s/ Eric N. Vincent Eric N. Vincent	Chief Executive Officer (Principal executive officer and principal financial and accounting officer)	June 4, 2015